EXHIBIT 99.2

News Release
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Sitrick and Company, Inc.
Los Angeles/New York


                              Contact:  Rivian Bell
                                        Sitrick and Company, Inc.
                                        (310) 788-2850 (24 hours)
                                        (800) 686-1910 (pager)
For Immediate Release
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            SMITH CORONA TERMINATES MARAFUND AGREEMENT


     New Canaan, Conn. -- Aug. 27, 1996 -- Smith Corona
Corporation today announced that is has terminated its stock purchase agreement with MaraFund, LTD., a New York-based investment firm, for the sale of 15 percent of the new common stock in the reorganized company. The termination took place as a result of MaraFund's failure to meet its contractual obligations under the agreement.

     Ronald F. Stengel, president and chief executive officer of Smith Corona, said that "today's action is disappointing, but it does not alter the Plan of Reorganization now filed with the Bankruptcy Court. The committee representing the unsecured creditors continues to support the existing Plan."

     Prior to terminating the stock purchase agreement, Smith Corona had received Court approval to extend the schedule for voting and confirming the Plan of Reorganization. Under the new schedule, mailing of the company's Disclosure Statement and ballots for voting on the Plan will occur on or before Sept. 16, 1996. Ballots will be due on Oct. 18, and the confirmation hearing will take place Oct. 31, 1996.

     Smith Corona is a leading worldwide manufacturer and marketer of personal word processors, portable electric typewriters, label printers, and other products and accessories for use in the office, home and school. The company filed under Chapter 11 of the U.S. Bankruptcy Code on July 5, 1995.



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